Exhibit 5


                       REAL ESTATE PURCHASE AGREEMENT

       This Real Estate Purchase Agreement ("Agreement") is made and entered into as of December 8, 1997, by and between WMR Investment Company, L.L.C., a Utah limited liability company, as Seller, and Alpine Resort Properties, Inc., a Maine corporation and a subsidiary of American Skiing Company, as Buyer.

       1. Purchase and Sale of Property. Buyer hereby agrees to purchase and Seller hereby agrees to sell that certain unimproved real property commonly known as Parcel A-2 at the Canyons Resort Summit County, Utah, as more particularly described in Exhibit "A" attached hereto (the "Property"), on the terms and conditions set forth in this Agreement, together with all water rights of any nature associated therewith, whether appurtenant to the Property or owned by Seller.

       2. Purchase Price. The Purchase Price for the Property is Seven Million and no/100 Dollars ($7,000,000), which shall be paid as follows:

            (a)  $250,000 cash, as an Earnest Money Deposit, paid to Gary
       W. Nielsen, as escrow agent ("Escrow Agent") concurrently with the execution of this Agreement. The Earnest Money Deposit will be held in the Escrow Agent's Client Trust Account and applied by the Escrow Agent as follows: (i) at closing to be paid to Seller as a portion of the purchase price, (ii) in the event the sale does not close due to Buyer's failure to perform its obligations hereunder, to be paid to Seller as liquidated damages in full satisfaction of any claims hereunder; and (iii) in the event the sale does not close due to Seller's failure to satisfy or perform its obligations hereunder, to be refunded in full to Buyer. Any interest earnings on the Earnest Money Deposit shall be paid to the recipient of the principal.

            (b)  $3,230,000 cash to be paid to Seller at the Closing.

            (c) Buyer will assume the existing first, second, third and fourth priority trust deed loans on the Property at the Closing pursuant to the terms of the Agreement of Assumption, Release and Modification Re: Notes and Trust Deeds in the form attached hereto as Exhibit "B," which shall be executed by all the parties thereto concurrently with the execution of this Agreement. Any and all costs and expenses related to Buyer's assumption and extension of such loans shall be paid solely by Buyer. All accrued interest on the loans to the date of Closing shall be paid by Seller.

       3. Special Condition. Buyer's and Seller's obligation to close the transaction described herein shall be conditioned upon C and M Properties, L.L.C. executing and delivering the documents and materials required under the C and M Easement Agreement attached hereto as Exhibit C.




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       4.  Other Consideration.  As additional consideration for the transaction described herein. Seller hereby grants to Buyer the right to use the Property during the interim period from the date hereof through Closing for the following purposes:

       (i)  Parking of motor vehicles for resort staff and guests; and

       (ii) Access to Buyer's property located generally westerly of the Property for both resort staff and guests.

  The Buyer shall have the right to perform surface grading on the Property to facilitate the foregoing uses.

       Buyer indemnifies and holds Seller harmless from and against all costs, expenses, and liability incurred as a result of Buyer's activities on the Property exercised pursuant to this paragraph. Buyer agrees to name Seller as an additional insured on Buyer's general liability insurance policy with coverage of at least $5 million to be evidenced by an insurance certificate with a 30"day cancellation clause.

       5. Non-Contingent Transaction. Except as otherwise specifically set forth in this Agreement, the purchase of the Property by Buyer is not conditioned or contingent upon Buyer's approval of any inspection, test or evaluation of the Property, any appraisal or other report concerning the Property, any governmental approval relating to the Property, or any act or event under the control of any third party.

       6. Closing and Closing Costs. This transaction shall be closed on January 15, 1998 (the "Closing" or the "Closing Date"), through Old Republic Title Company of Utah, 1912 Sidewinder Drive, Park City, Utah 84060 (the "Closing Office"). Upon demand, Buyer and Seller shall deposit with the closing office all documents necessary to complete the purchase and sale of the subject property in accordance with this Agreement. Closing shall occur when: (x) Buyer and Seller have signed and delivered to each other all documents required by this Agreement;
  (y) the monies required to be paid under this Agreement have been delivered to the closing office in the form of a cashier's check, collected or cleared funds; and (z) all required documents have been recorded. Buyer and Seller shall each pay one-half of the fee charged by the Closing Office to act as escrow holder for this transaction.
  Real estate taxes shall be prorated through the Closing Date. Seller shall purchase an ALTA Owners standard title insurance policy to be isssued by Old Republic Title Company of Utah in the name of Buyer insuring Buyer in the full amount of the purchase price. Buyer and Seller shall each pay such other closing costs, such as recording fees, as is customary in Summit County, Utah, for real estate transactions.


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       7.  Representations and Warranties.

            (a)  Seller hereby represents and warrant, as follows:

                      (i) Seller has full power and authority to execute and deliver this Agreement and to sell the Property to Buyer on the terms and conditions set of herein. The person or persons signing this Agreement on behalf of Seller have full power and authority to bind Seller to the terms of this Agreement.

                      (ii) Seller has fee title to the subject property
                 and will convey good and marketable title to Buyer at the Closing by General Warranty Deed free of all liens, encumbrances and restrictions except those easements, deed restrictions, covenants, conditions and restrictions, rights-of-way and other matters of record as shown on Title Commitment No. 971100361, Effective
                 Date: November 4, 1997, issued by Old Republic Title Company of Utah, and such liens as are specifically assumed by Buyer pursuant to paragraph 2(c) hereof.

                      (iii) Seller shall vacate the existing plat and road filed with Summit County at Closing.

            (b) Buyer represents and warrants that Buyer has full power and authority to execute and deliver this Agreement and to purchase the Property from Seller on the terms and conditions set forth herein. The person or persons signing this Agreement on behalf of Buyer have full power and authority to bind Buyer to the terms of this Agreement.

       8. Unavoidable Delay; Time is of the Essence. In the event that this sale cannot be closed by the Closing Date, or any act performed within the time period provided herein, solely due to the interruption of transport, strikes, fire, flood extreme weather, government regulations, acts of God, or similar occurrences beyond the control of Buyer and Seller, then the Closing Date or such other time period provided herein shall be extended beyond the cessation of such condition, but in no event by more than three (3) days of such cessation. Thereafter, time is of the essence. Other than as stated in this paragraph, al extensions of time must be agreed to in writing by the parties.

       9. Possession. Seller shall deliver possession of the Property upon recording of the General Warranty Deed to Buyer.

       10. No Changes During Transaction. During the pendency of this Agreement, Seller agrees not to make any alterations or improvements to the Property without the written consent of Buyer.

       11. Right of Entry. Buyer and its engineers and other agents shall have access to the Property at reasonable times after execution of this Agreement for the purpose of conducting geological, soil, drainage, engineering, building inspection environmental tests and other studies and surveys which Buyer, in its reasonable discretion , deems necessary in connection with the development of the Property. All such activities shall be at Buyer's sole cost and expense. Buyer shall indemnify and hold Seller harmless from and against all costs, expenses, and liability incurred as a result of Buyer's activities on the Property exercised pursuant to this paragraph. Any activities undertaken by Buyer as described in this paragraph and Buyer's satisfaction or dissatisfaction

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  with the results and findings resulting therefrom shall not constitute or be deemed to represent a condition or contingency to Buyer's obligations under this Agreement.

       12. Finder's Fee. In the event that Buyer, or any affiliate of Buyer, sells, or enters into any agreement to sell all, any portion of, or any interest in the Property (the "Transaction") to the Aspen Group, L.L.C., a Utah limited liability company, or its principals, including, without limitation, F. Lynn Fadan, or to any affiliated entity, or to Westin Hotels and Resorts, or to any principals or affiliates thereof, within twenty (20) months of the Closing Date, Seller agrees to pay to Buyer a finder's fee equal to ten percent (10%) of the total sales price or other value of the Transaction concurrently with the closing thereof in consideration of Seller having introduced said parties to Buyer.

       13. Complete Agreement - No Oral Agreements. This Agreement constitutes the complete and entire agreement between the parties and supersedes and cancels any and all prior negotiations, representations, warranties, understandings or agreement between the parties. There are no oral agreements which modify or affect this Agreement. This Agreement cannot be changed, altered modified or amended except by mutual written agreement of the parties.

       14. Agreement Not Assignable By Buyer. Buyer shall have no right to assign its rights or duties under this Agreement without the prior written consent of Seller first had and obtained. Any attempted assignment by Buyer shall render this Agreement void.

       15. Risk of Loss. All risk of loss or damage to the Property shall be borne by Seller until the Closing.

       16. No Brokerage. Neither Buyer nor Seller are represented by a real estate broker in this transaction and each party agrees to indemnify and hold harmless the other from any claims, cost and expense, including attorney's fees, made through such party against the other for a real estate brokerage commission or other fee related to this transaction.

       17. Facsimile (FAX) Documents. Facsimile transmission of any signed original document, and the retransmission of any signed facsimile transmission, shall be the same as delivery of an original.

       18. Notices. All notices under this Agreement shall either hand delivered or be sent by certified mail, return receipt requested, addressed as follows:

                   If to seller:  WMR Investment Company, L.L.C.
                                       72 Starview Drive
                                       Park City, Utah  84098

                                       Attention:  Mr. Raymond O. Klein,
                                                         Manager

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                                       with a copy to:

                                       Gary W. Nielsen
                                       Attorney At Law
                                       4970 North 400 West
                                       Park City, Utah  84098

                   If to Buyer:  Alpine Resort Properties, Inc.
                                        4000 Park West Drive
                                        Park City, Utah  84098

                                       Attention:  Mr. Blaise Carrig
                                                         Vice President

       19.  Default:  Attorney's Fees.

            (a) In the event of default by Buyer under this Agreement, Seller shall retain the Earnest Money Deposit as liquidated damages, and this Agreement shall be canceled without any further action or consent of Buyer. In the event of default by Seller under this Agreement, Buyer may elect to either accept from Seller, as liquidated damages, a sum equal to the Earnest Money Deposit and cancel this Agreement without any further action or consent of Seller, or to sue Seller for specific performance and/or damages. If Buyer elects to accept liquidated damages, Seller agrees to pay the liquidated damages to Buyer upon demand.

            (b) Both parties agree that should either party default in any of the covenants and agreements herein contained, the defaulting party shall pay all costs and expenses, including reasonable attorney's fees, which may arise or accrue from enforcing or terminating this Agreement, or in pursuing any remedy provided hereunder or by applicable law, whether such remedy is pursued by filing suit or otherwise.

       20.  Governing Law.   This Agreement shall be construed and
  interpreted in accordance with the laws of the State of Utah without regard to its conflicts o flaws provisions.

       21. Survival. Except as otherwise provided herein, all covenants, agreements, representations and warranties set forth in this Agreement shall survive the Closing and shall not merge into any deed, assignment or other instrument executed or delivered pursuant to this Agreement.

       22. Non-Foreign Entity. Seller shall execute and deliver to Buyer at the Closing an affidavit as required by Internal Revenue Code Section 1145(b)(2) setting forth Seller's taxpayer identification Number, Seller's address, and stating that Seller is not a foreign person for purposes of said Section.


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       23.  Countersignature.  This Agreement may be executed in separate copies, which together shall constitute a single, integrated document.

       Executed by Buyer and Seller as of the date first above written.

                                WMR INVESTMENT COMPANY, L.L.C.,
                                a Utah limited liability company


                                By: /s/ Raymond O. Klein
                                    ------------------------------
                                       Raymond O. Klein, Manager


                                By:  /s/ John Shirley
                                    ------------------------------
                                      John Shirley, Manager


                                ALPINE RESORT PROPERTIES, INC.


                                By:  /s/ Christopher E. Howard
                                    ------------------------------
                                      Its  Senior Vice President



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